MEDPLUS, INC. SOFTWARE LICENSE
                AND DATABASE MAINTENANCE AGREEMENT


                       Agreement No. Q993001

This Agreement is made effective as of December 9, 1999 ("Effective Date") by and between MedPlus, Inc. (hereinafter "MedPlus"), an Ohio corporation with its principal place of business located at 8805 Governor's Hill Drive, Ste. 100, Cincinnati, Ohio 45249 and Quest Diagnostics Incorporated (hereinafter "Quest Diagnostics," as defined below).

                       W I T N E S S E T H:

        WHEREAS, Quest Diagnostics is the owner and operator of clinical laboratories which transmit and receive Laboratory Orders and Laboratory Results Reports (as defined below) to and from Quest Diagnostics' customers; and

        WHEREAS, MedPlus is a healthcare technology company which, as part of its business, owns and operates the ChartMaxx[TM]
System, an electronic patient record system, including the ChartMaxx Data Capture[TM] Software, which provides an interface mechanism to the ChartMaxx System, and the ChartMaxx Web
Client[TM] Software, which allows customers to access the ChartMaxx System via the Internet; and

        WHEREAS, Quest Diagnostics desires to license the ChartMaxx Data Capture Software and the ChartMaxx Web Client Software from MedPlus to facilitate the electronic transmission of Laboratory Orders from Providers to Quest Diagnostics, and of Laboratory Results Reports from Quest Diagnostics to Providers, and to allow Quest Diagnostics to view such Orders and Reports via the Internet; and

         WHEREAS, Quest Diagnostics desires to use the ChartMaxx
System to receive Laboratory Orders from Providers and to transmit Laboratory Results Reports to Providers for their own patients.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

A.   GENERAL DEFINITIONS

 The following terms shall be defined herein as follows:

1. "Applicable Law(s)" means any statute, law, ordinance, regulation, requirement, order or rule of any federal, state, local government or other governmental agency or body or of any other type of regulatory body, or any governmental or administrative interpretation of any thereof, including, without limitation, (i) requirements imposed by any governmental or regulatory body which must be satisfied to qualify for Medicare, Medicaid or other health care program reimbursements, and (ii) any and all federal, state and local health care laws, including but not limited to, those laws relating to or covering the methods and ways in which clinical laboratory electronic data information services and other related or incidental services or benefits, if any, are provided to the providers, the federal Physician Self-Referral Law, 42 U.S.C. Section 1395bb, and the regulations promulgated thereunder (together, the "Stark Law"), similar state physician self-referral laws and regulations (together with the Stark Law, the "Self-Referral Laws"), the Federal Health Care Program Anti-kickback Law and regulations promulgated thereunder (the "Federal Anti-kickback Law"), and similar state anti-kickback laws and regulations (together with the Federal Anti-kickback Law, the "Anti-kickback Laws"), the Clinical Laboratory Improvements Act of 1967, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, and regulations (proposed or final) promulgated thereunder, the HCFA Internet Security Policy of 1998, all state and local statutes addressing privacy and security of healthcare information, and the Balanced Budget Act of 1997, P.L. 105-23, as amended, and regulations promulgated thereunder.

2. "ChartMaxx Data Capture Software" means that portion of the ChartMaxx Software that allows Quest Diagnostics to transmit data to the Database for access by Providers, as more specifically described on Exhibit A hereto.

3. "ChartMaxx Software" means all of the software utilized by MedPlus in operating its ChartMaxx electronic patient record system.

4. "ChartMaxx System" means the ChartMaxx electronic patient record system software licensed by MedPlus to entities in the healthcare industry, including, but not limited to, those versions of MedPlus' proprietary software, the ChartMaxx Software, the ChartMaxx Data Capture Software and the Web Client Software, and user manuals (including any defect corrections, releases, revisions, enhancements, and updates thereto), used to transmit Laboratory Orders and Laboratory Results Reports.

5. "Computer System(s)" means any computer hardware configuration on which Quest Diagnostics has elected to install and/or execute the Licensed Software (as defined below) from time to time, provided that such hardware configuration has a central processing unit capable of running the Licensed Software, including but not limited to any encryption software embedded therein.

6. "Confidential Information" shall have the meaning accorded to it in this Agreement.

7. "Database" means the electronic patient record, maintained by MedPlus, which contains the Laboratory Orders and Laboratory Result Reports (as defined below) supplied to the Provider electronically by Quest Diagnostics for access by authorized Providers.

8. "Documentation" means documentation relating to or describing the Software including, but not limited to, user manuals now or hereafter provided by MedPlus or by third parties through MedPlus.

9. "Illicit Code" means any computer instructions commonly known as computer viruses, anomalies or any other computer instructions which interfere with or prevent Quest Diagnostics from using the Software as contemplated by this Agreement, but does not include errors or bugs in the Software.

10. "Laboratory Order" shall mean a single order from a Provider for one or more laboratory tests for a single patient that meets the then current Transaction Specifications and is successfully transmitted to Quest Diagnostics.

11. "Laboratory Results Report" shall mean a partial or final results report, originated by Quest Diagnostics, for a single Laboratory Order that meets the then current Transaction Specifications and is transmitted to the Provider via the Database.

12.        "Licensed Software" shall mean the ChartMaxx Data
Capture Software and Web Client Software as herein defined.

13. "Provider" means any physician, clinic, service center or other entity or individual that is or services a then current or future Quest Diagnostics customer who (i) has been granted a license to use the Web Client Software, and (ii) has received all necessary patient authorizations to access the Laboratory Results Reports.

14. "Quest Diagnostics Incorporated" or "Quest Diagnostics" means Quest Diagnostics Incorporated, a Delaware corporation, with its principal place of business located at One Malcolm Avenue, Teterboro, New Jersey 07608 and all of its affiliates, subsidiaries and parent entities, and joint venture entities in which Quest Diagnostics is a partner or member.

15.        "Site" means each discrete laboratory system of Quest
Diagnostics.

16. "Software" means the ChartMaxx Software (which includes the ChartMaxx Data Capture Software), the Web Client Software and the Interfaces (as defined in Section D1(d)), and any revisions, modifications, enhancements or updates thereto.

17. "Transaction" shall mean a successfully, accurately and fully completed transmission between Quest Diagnostics and ChartMaxx, of (i) a single Laboratory Order; or (ii) all Laboratory Results Reports that arise in connection with a single laboratory order (including retransmissions), whether such order is transmitted via the Database or by any other method.

18. "Transaction Specifications" shall mean those certain documents and other related materials, as updated from time to time, developed and maintained by Quest Diagnostics, which describe in detail all of the required formats, data fields, code sets, protocols and other transaction specifications required to send successfully and receive Transactions to and from Quest Diagnostics, via the Database and the Licensed Software.

19. "Web Client Software" means the executable code of the software supplied by MedPlus that is required to access the Database remotely via the Internet, but shall not include any software (which at times may be supplied with the Web Client Software for Quest Diagnostics' convenience) that is required to access the Internet in general, as more specifically described on Exhibit A hereto.

B.   SOFTWARE LICENSE TERMS AND CONDITIONS

1. The Licensed Software License Grant/Fee. In exchange for a license fee and certain transaction fees, as more specifically described on Exhibit B hereto, MedPlus hereby furnishes to Quest Diagnostics the Licensed Software and Documentation, to use for the limited purpose of processing Laboratory Orders and Laboratory Results Reports under the terms and conditions of this Agreement, under a non-exclusive and, except as otherwise provided herein, non-transferable license.

2. Installation and Use of the Licensed Software. At no additional charge, MedPlus shall provide installation, configuration and implementation services with respect to the Licensed Software at the Sites.

3. Proprietary Rights in the Licensed Software. No title to or ownership in the Licensed Software or the Documentation (collectively the "MedPlus Products") is transferred to Quest Diagnostics hereby. Title to and all applicable rights in patents, copyrights and trade secrets, if any, in the MedPlus Products, including but not limited to the format of screens and reports associated with the MedPlus Products, shall remain in MedPlus or third parties from whom MedPlus has obtained rights to license the MedPlus Products, which third parties shall be considered third party beneficiaries of the license agreement contained herein. Except as otherwise permitted in writing by MedPlus, Quest Diagnostics shall not provide, or otherwise make available, the MedPlus Products or copies thereof to any third party. In no event may the Licensed Software be reverse compiled, disassembled or otherwise reverse engineered.

4. Copies of Licensed Software /Documentation. Quest Diagnostics may make sufficient copies of the Licensed Software for archival and for back-up purposes. Quest Diagnostics may make additional copies of the Documentation solely for Quest Diagnostics' internal use. All copies of the Licensed Software and/or Documentation must include MedPlus' copyright notice and other proprietary notices and legends as indicated thereon and shall be subject to the terms and conditions of this Agreement.

5. Permitted Disclosure. Nothing in this Agreement shall prohibit (i) disclosure of Licensed Software to any third party (such as an independent contract programmer) who is obligated to protect as confidential the Licensed Software and MedPlus' or any third party's proprietary rights therein who is under contract to Quest Diagnostics for the purpose of assisting Quest Diagnostics in the customization, maintenance or other use of the Licensed Software in a manner not prohibited by this Agreement, or (ii) delivery of copies of the Licensed Software to any third party disaster recovery firm engaged by Quest Diagnostics, in each case so long as the applicable third party is informed of and bound by an obligation to use the Licensed Software under the terms of this Agreement.

6. Customization. During the Term, MedPlus shall distribute to Quest Diagnostics, at no charge, those enhancements to specific applications included in the Licensed Software which are released by MedPlus for general commercial availability to other similar licensees. ("Applications" are collections of related features and/or functions integrated into executable programs that are accessible from the ChartMaxx System main menu). Any customization or enhancements paid for by Quest Diagnostics, shall be owned by Quest Diagnostics and cannot be used by anyone other than Quest Diagnostics, for any purpose, without the prior written consent of Quest Diagnostics.

7. Software Warranty. MedPlus represents and warrants to Quest Diagnostics that MedPlus has the right, or has been granted the right by a third party who has the right, title and interest in the Licensed Software, to license the Licensed Software to Quest Diagnostics in accordance with terms and provisions of this Agreement free from any lien, claim or encumbrance. In addition, during the Term of this Agreement, MedPlus will use commercially reasonable efforts to ensure that the Software is free from Illicit Code. Furthermore, MedPlus warrants that for the Term of this Agreement, the Software will perform in accordance with the Documentation, Performance Standards, Transaction Specifications and any other functional specifications (collectively, the "Specifications"). MedPlus also warrants that the ChartMaxx System shall be able to accurately process date data (including but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations, when used in accordance with the Documentation, provided that all products used in combination with the ChartMaxx System properly exchange date data with it (the "Y2K Compliance Warranty"). If the Software does not perform in accordance with these Warranties, then with respect to any defect or variation as to which MedPlus is notified by Quest Diagnostics and/or any Provider, MedPlus shall, at its option, and its sole cost, either
(i) correct such defect or variation so as to cause the Software to perform in the manner set forth in the Specifications and as warranted herein, or (ii) replace the Software with functionally equivalent software. MedPlus shall reimburse Quest Diagnostics for all incremental costs reasonably incurred by Quest Diagnostics as a result of such defect or variation, to enable Quest Diagnostics to maintain the same service levels for its customers. Notwithstanding the foregoing, if MedPlus is unable to complete either item (i) or (ii) above within the earlier of ninety (90) days of (a) its receipt of written notice from Quest Diagnostics and/or any Provider of the defect or variation, or, (b) MedPlus' actual knowledge of the defect or variation, then MedPlus shall refund to Quest Diagnostics all monies paid by Quest Diagnostics to MedPlus pursuant hereto, excluding Transaction Fees (as defined in Section E(3) below), plus, all incremental costs reasonably incurred by Quest Diagnostics in switching to another system, including but not limited to the difference in the amount of the Integration Services Fee, if greater; the cost of receiving Laboratory Orders and transmitting Laboratory Results Reports via an alternative method, until the new system is up and running; the difference in the Transaction Fees, if greater (a) for the duration of the Initial Term, plus the transition period specified in Section F3(e) hereof , or for one year, whichever is greater, or (b) for the duration of the then-current Renewal Term, plus the transition period specified in Section F3(e) hereof, whichever is applicable, less any undisputed fees then due and owing by Quest Diagnostics. Thereafter, Quest Diagnostics shall have no further obligation hereunder.

This Warranty shall apply provided that: (i) the Software has not been modified by Quest Diagnostics, its employees or agents, or as a result of some act or omission of Quest Diagnostics, its employees or agents, unless authorized in writing by MedPlus; (ii) the Computer System on which the Software has been installed has not been modified by Quest Diagnostics, its employees or agents, or as a result of some act of omission of Quest Diagnostics, its employees or agents, in any way that impairs the functioning of the Software; and (iii) the Software and the Computer System on which it has been installed have been maintained according to procedures reasonably recommended by the relevant hardware manufacturer(s) and/or by MedPlus, as evidenced by a writing to Quest Diagnostics.

THE ABOVE WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WHICH WARRANTIES ARE HEREBY DISCLAIMED,
INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A
PARTICULAR PURPOSE.

8. Patent and Copyright Indemnification as to Software. Notwithstanding anything herein to the contrary, MedPlus shall protect, indemnify, hold harmless and defend any action, suit or proceeding brought against Quest Diagnostics insofar as it is based on a claim that the Software or the use thereof by Quest Diagnostics in accordance with this Agreement, infringes any patent, copyright, or any other intellectual property of a third party ("Infringement"), provided that MedPlus is promptly notified by Quest Diagnostics of the action and given full authority, information and assistance (at MedPlus' expense) for the defense of the action. MedPlus shall pay all damages and costs awarded therein against Quest Diagnostics, but shall not be responsible for any compromise made without its written consent. In the event that the Software or the use thereof by Quest Diagnostics in accordance with this Agreement, is held to constitute an Infringement, or in the reasonable opinion of counsel for Quest Diagnostics constitutes Infringement, MedPlus shall have the obligation to, at its option and expense, and at no cost to Quest Diagnostics (i) modify such software without impairing in any material respect the functionality or performance thereof so that it does not constitute an Infringement, (ii) procure for Quest Diagnostics the right to continue to use such software, or (iii) replace such software with an equally suitable, non-infringing product. If Quest Diagnostics is enjoined from use of the Software as a result of an Infringement, then MedPlus shall reimburse Quest Diagnostics for all incremental costs reasonably incurred by Quest Diagnostics as a result of such defect or variation, to enable Quest Diagnostics to maintain the same service levels for its customers. If none of the foregoing alternatives, (i), (ii) or (iii) above, is available to MedPlus, then MedPlus shall refund all amounts paid by Quest Diagnostics to MedPlus pursuant to this Agreement, excluding Transaction Fees (as defined below), plus, all incremental cost reasonably incurred by Quest Diagnostics in switching to another system, including but not limited to, the difference in the amount of the Integration Services Fee, if greater; the cost of receiving Laboratory Orders and transmitting Laboratory Results Reports via an alternative method, until the new system is up and running; the difference in the Transaction Fees, if greater (a) for the duration of the Initial Term, plus the transition period specified in Section F3(e) hereof , or for one year, whichever is greater, or (b) for the duration of the then-current Renewal Term, plus the transition period specified in Section F3(e) hereof, whichever is applicable), less any undisputed fees then due and owing by Quest Diagnostics. Thereafter, Quest Diagnostics shall have no further obligations hereunder. MedPlus' commitment hereunder shall not extend to any infringement or claim thereof which is based upon the unauthorized combination by Quest Diagnostics, its employees or agents of the Software with products or services not supplied by MedPlus.

9. Use of Licensed Software. Quest Diagnostics acknowledges and agrees that the Licensed Software is designed merely to assist Quest Diagnostics and its agents in the performance of their professional activities and is not intended to replace the professional skill and judgment of Quest Diagnostics and/or its agents and/or clients. Except as specifically described in any exhibits hereto, Quest Diagnostics agrees to be solely responsible for Quest Diagnostics' design, repair and configuration of Quest Diagnostics' equipment, machinery, systems and/or products and for the input of Laboratory Results Reports into the Database through the use of the Licensed Software. Quest Diagnostics understands the crucial nature of all backup procedures and the importance of maintaining copies of all Laboratory Orders and Laboratory Results Reports so that its inability to access the Database for any reason whatsoever will not prevent Providers or others who require access to the Laboratory Orders and Laboratory Result Reports from obtaining such access.

10. Patient Data.
Each party agrees that patient clinical information, Laboratory Orders, Laboratory Results Reports, and all patient-related information, including any derivatives resulting from the manipulation or compilation thereof ("Patient Data") are Confidential Information (as defined herein) and each party agrees it will not disclose or utilize individual laboratory test information or other Patient Data in any way that would violate any patient confidentiality obligations or any Applicable Laws, as defined above. Without limiting MedPlus' obligations regarding Confidential Information which may be otherwise provided for in this Agreement, MedPlus shall be responsible to ensure the confidentiality and security of Patient Data transmitted or otherwise available to MedPlus in any form, manner, on any media, and in any format now known or hereafter developed, in accordance with all Applicable Laws governing such Patient Data now or in the future, including those to prevent anyone other than the sender and addressee of each Transaction or their respective authorized employees from monitoring, using, gaining access to or learning the import or contents of any Transaction. Notwithstanding the foregoing, but subject to the restrictions of the foregoing, the parties recognize that MedPlus, its employees and agents and permitted assigns, who have a need to know, will have access to the Patient Data for the sole purpose of performing MedPlus' obligations under this Agreement.

All Patient Data associated with Laboratory Orders, Laboratory Results Reports, and all information contained in Transactions ("Quest Diagnostics Patient Data"), shall be owned by Quest Diagnostics and not by MedPlus. Except as otherwise specifically contemplated by this Agreement, MedPlus shall not aggregate, integrate, compile, regenerate, merge, manipulate or otherwise use the Quest Diagnostics Patient Data for any purposes, including to derive revenue therefrom, and shall not provide the Quest Diagnostics Patient Data to any other person or entity, other than as specifically required or allowed under the terms of this Agreement to perform the services hereunder, without the prior written consent of Quest Diagnostics. MedPlus agrees that Quest Diagnostics Patient Data cannot be aggregated for any third party, including but not limited to any Provider, or among different customers of MedPlus or other health care providers, payors or laboratory service providers for any purpose, without Quest Diagnostics' prior written consent.

If MedPlus is served with a warrant, subpoena, order or request from a court of competent jurisdiction, administrative agency or other governmental body or any other entity or person for any Quest Diagnostics Patient Data, records, or files of information transmitted through, and to, the ChartMaxx System, MedPlus will as soon as practicable, and not in violation of law, deliver to Quest Diagnostics a copy of such warrant, subpoena, order or request and will not, without Quest Diagnostics' proper written consent, which shall not be unreasonably withheld or delayed, accede to the same unless upon the advice of counsel it reasonably believes that it is required to do so under applicable law.

Without limiting the foregoing, MedPlus agrees that it shall limit the MedPlus employees, agents and contractors who have access to any Patient Data, including without limitation, Laboratory Orders or Laboratory Results Reports, if any, to only those "need to know" employees, agents and contractors of MedPlus as are required to perform the services hereunder in accordance with the highest level of professionalism and MedPlus' established and maintained security measures, which shall be subject reasonably to audit from time to time by Quest Diagnostics.

11.  Confidential Information of the Parties.
Without limiting the foregoing, and in addition to the Patient Data provisions stated above, any and all trade secrets, if any, and confidential information and all physical embodiments thereof ("Confidential Information") received by either party (the "Receiving Party") from the other party (the "Disclosing Party") during the term of this Agreement are confidential to and are and will remain the sole and exclusive property of the Disclosing Party. Confidential Information shall also include all other forms of information designated as Confidential Information in this Agreement. With respect to Quest Diagnostics, the Quest Diagnostics Confidential Information may include, without limitation, knowledge, information and material concerning Quest Diagnostics, including its products, services, data processing systems, equipment, software, supplies and services, and proprietary information concerning Quest Diagnostics and the names and addresses of Providers. With respect to MedPlus, the MedPlus Confidential Information may include, without limitation, knowledge, information and material concerning the Software, related source code, computer programs and screens and proprietary information concerning MedPlus, its affiliated companies and their respective products and services.

At all times, both during the term of this Agreement and after its termination, the Receiving Party shall hold all Confidential Information of the Disclosing Party in confidence, and will not use, copy or disclose such Confidential Information or cause any of such Confidential Information to lose its character as Confidential Information. At all times during the term of this Agreement and for a period of eighteen (18) months following the termination of this Agreement (except where a longer period is required pursuant to this Agreement or Applicable Laws), the Receiving Party shall hold the Confidential Information of the Disclosing Party in confidence, and will not use, copy or disclose such Confidential Information or cause any of such Confidential Information to lose its character or cease to qualify as Confidential Information.

Confidential Information shall be maintained under secure conditions by the Receiving Party, using reasonable security measures and in any event (i) not less than the same security measures used by the Receiving Party for the protection of its own Confidential Information of a similar kind, and (ii) any specific security measures required by this Agreement or by Applicable Laws. Within thirty (30) days after termination of this Agreement, the Receiving Party shall deliver to the Disclosing Party all of the Disclosing Party's Confidential Information then in the custody, control or possession of the Receiving Party.

If the Receiving Party is ordered by a court of competent jurisdiction, administrative agency, or other governmental body to disclose Confidential Information, or it if is served with or otherwise becomes aware of a motion or similar request that such an order be issued, then the Receiving Party will not be liable to the Disclosing Party for disclosure of Confidential Information or Confidential Information required by such order if the Receiving Party provides reasonable prior written notice of such disclosure and reasonably cooperates with the efforts of the Disclosing Party, at the Disclosing Party's expense, to protect the confidentiality of such Confidential Information.

Confidential Information shall exclude information that (i) was known to the Receiving Party prior to its first receipt from the Disclosing Party; or (ii) at any time becomes a matter of public knowledge without any fault of the Receiving Party; or (iii) is at any time lawfully received by the Receiving Party from a third party under circumstances permitting its disclosure to others; or
(iv) is independently developed by the Receiving Party as evidenced by the Receiving Party's records; or (v) is at any time furnished to a third party by the Disclosing Party without restriction on use or disclosure; or (vi) is disclosed pursuant to a lawful requirement or request of a government agency, subject to the express provisions of this Agreement; or (vii) is approved for release by written authorization of the Disclosing Party. The Receiving Party shall bear the burden of showing that any of the foregoing exclusions applies to any information or materials.

 Each party will cooperate with the other in the protection of Confidential Information. Each party acknowledges and agrees that in the event of a material breach of these obligations of confidentiality, the non-breaching party will suffer irreparable harm and injury, which may not be adequately compensated by monetary damages. Accordingly, in the event of a material breach or threatened breach, the non-breaching party shall be entitled to seek preliminary and final injunctive relief and any other equitable remedies it may have. Such remedies shall be in addition to and not in limitation of any and all other remedies, which such party, may have at law. Notwithstanding anything contained herein to the contrary, both parties agree that the other party may disclose relevant terms of this Agreement to third parties with a business need to know; provided that such party has obtained the other party's prior written consent as to (i) the identity of the disclosee and (ii) the scope of the disclosure, and has entered into a confidentiality agreement with such third party in a form acceptable to the other party and the other party is made a third party beneficiary thereof. For purposes hereof, both parties agree that the Confidentiality Agreement attached hereto as Exhibit D is acceptable and that MedPlus may disclose to the party indicated on Exhibit I relevant terms hereof, including but not limited to pricing if in fact directly relevant to its negotiations with such party.

12. Export/Limitations on Dangerous Application. Quest Diagnostics acknowledges that the Software provided hereunder is subject to export and import controls and agrees that Quest Diagnostics will not export the Licensed Software, directly or indirectly (unless by MedPlus, on Quest Diagnostics' behalf), separately or as part of a system, without Quest Diagnostics, at its own cost, first obtaining all licenses from any applicable government agency of the United States, including but not limited to the United States Department of Commerce and any other appropriate agency of the United States Government as may be required by law. In addition, Quest Diagnostics acknowledges that the Software is not developed or licensed for use in any nuclear, aviation, mass transit or medically diagnostic application or in any other inherently dangerous application and neither MedPlus nor any third party vendor whose software is contained therein shall be liable for any damages resulting from such uses.

13.  MedPlus Provider Agreements.

(a) MedPlus represents and warrants that it shall use its best efforts to enter into Web Client Software License or other applicable agreements with each Provider, which agreements will include terms and conditions substantially similar to the following: (i) Each party shall be liable for its own acts and omissions; and (ii) MedPlus shall represent and warrant that it will repair or replace any software that fails to operate in accordance with the applicable specifications and if neither of those options is possible, refund to the Provider the price thereof as depreciated or amortized by an equal annual amount over the lifetime of the software as established by MedPlus provided that: (i) the software has not been modified by anyone other than MedPlus or someone authorized, in writing, by MedPlus; (ii) the Computer System has not been modified in any way that impairs the functioning of the software; (iii) the software and the Computer System have been maintained according to procedures recommended by the relevant hardware manufacturer(s) and/or by MedPlus; and (iv) all undisputed fees due MedPlus under the Web Client Software License agreement have been paid.

(b) MedPlus represents and warrants that it will require the Providers to represent and warrant that they obtain patient authorization for any and all access to Laboratory Results Reports and for transmission of Laboratory Orders and receipt of Laboratory Results Reports via the ChartMaxx System.

C.   LICENSED SOFTWARE MAINTENANCE AND SUPPORT TERMS AND
CONDITIONS. MedPlus shall provide, and Quest Diagnostics agrees to accept, maintenance and support services for the Licensed Software as more specifically described in the Service and Support
Standards attached as Exhibit C hereto.

D.   THE DATABASE

1. MedPlus' Obligations. In exchange for the consideration described on Exhibit B hereto and Quest Diagnostics' agreement to use the ChartMaxx System to provide the Laboratory Orders and Laboratory Results Report as described herein, MedPlus will maintain the Database so that Quest Diagnostics and the Providers can have means of access to the Laboratory Orders and Laboratory
Results Reports.   Specifically, MedPlus will:

(a) install, configure, staff and maintain all necessary ChartMaxx System server hardware and software, including all embedded third party tools, at MedPlus' corporate headquarters in Cincinnati, Ohio or at a location chosen by MedPlus in its sole, reasonable discretion;
(b) coordinate and arrange for a secure results communication connection between Quest Diagnostics and the ChartMaxx System, the ChartMaxx System and the Providers, for the purpose of transmitting Laboratory Orders and Laboratory Results Reports. Quest Diagnostics acknowledges that a 128-bit encryption algorithm, or greater, is sufficient security, as of the Effective Date, for purposes of communication via the Internet. MedPlus acknowledges that in the future when communication is made via the Internet, a 128-bit encryption algorithm may no longer provide a sufficient level of security. Accordingly, MedPlus agrees to conduct periodic reviews to ensure that the encryption level used to transmit Laboratory Orders and Laboratory Results Reports via the Internet meets with Quest Diagnostics' security standards. Within sixty (60) days of its receipt of written notice from Quest Diagnostics that the encryption level then being used by MedPlus or its assigns to transmit Laboratory Orders and Laboratory Results Reports via the Internet does not provide a sufficient level of security, subject to the capabilities of then-current commercially available Web-browser and Web server technology, MedPlus shall modify the encryption level as requested by Quest Diagnostics;
(c) develop a local site implementation plan for each Site (an "Implementation Plan") and provide Quest Diagnostics with a Statement of Work for such Site;
(d) configure appropriate report format interfaces, followed by a discrete lab interface for each Site (the "Interfaces"), fulfilling all legal and regulatory requirements as provided to MedPlus by Quest Diagnostics from time to time;
(e) ensure that an MPI function is integrated into the ChartMaxx System so that patients may be uniquely identified based on a core set of patient demographics specifically supplied by Quest Diagnostics with each lab result as available;
(f) license the Web Client Software to the Providers, at their cost, so that they can access the Database with respect to their patients only via the Internet, and, at Quest Diagnostics' request and expense, install the Web Client Software on the Providers' office systems;
(g) provide training services with respect to the Software as requested from time to time by Quest Diagnostics;
(h) maintain a toll-free number for telephone support with respect to the Software and the Database;
(i) subject to the capabilities of each Site, develop, install and maintain test ordering logic to include billing information. Programming must be done in accordance with the order entry rules of Quest Diagnostics and maintained with regular updates;
(j) subject to capabilities of each Site, maintain all tables and files associated with the products that are not provided by the Quest Diagnostics data feeds. These would include, but are not limited to, insurance tables, billing edits, limited coverages tests, and test code mapping;
(k) certify to Quest Diagnostics, on an annual basis and in a format to be mutually agreed upon by the parties, as to the content of the Database, the form of the reports transmitted by MedPlus to the Providers and the ability of Quest Diagnostics to do quality assurance testing of the Database. The documentation and Records that substantiate the certifications shall all be subject to Quest Diagnostics' audit rights contained in Section G6 hereto; and
(l) work with Quest Diagnostics to negotiate in good faith the terms pursuant to which Quest Diagnostics may be trained with respect to providing, and may provide; support services to Providers for the ChartMaxx System.

2. Quest Diagnostics' Obligations. To ensure proper operation of the Database, and in consideration of MedPlus' continued maintenance of the Database, Quest Diagnostics will:

(a) provide local technical and systems support at each Site to assist in establishing a data communications interface between the Quest Diagnostics laboratory system(s) and the ChartMaxx System;
(b) as soon as commercially practicable, the parties mutually agree to develop a reporting methodology, pursuant to which Quest Diagnostics will, on no less than a monthly basis, provide to MedPlus a written listing (via e-mail, facsimile, etc.) of the Laboratory Orders and Laboratory Results Reports sent to MedPlus during such reporting period, so that MedPlus may reconcile its electronic records;
(c) provide technical contacts and sample data so MedPlus can design and implement the lab results interface;
(d)  provide Transaction Specifications; and
(e) use commercially reasonable efforts to comply with requests that it receives from Providers to use the ChartMaxx System for the transmission of Laboratory Orders and Laboratory Results Reports.

3. Each Party's Obligations. Each party hereto shall be responsible for its own access to the Internet (or such other telecommunication network, as necessary) and costs associated therewith

E.  PRICING AND PAYMENT TERMS.

1. General Payment Terms. Quest Diagnostics shall pay all undisputed fees, costs and all other amounts payable pursuant to this Agreement as described on Exhibit B hereto, and in no event later than forty-five (45) days from the date of receipt of invoice. Following the first two years of the Term, Consulting Services and Support Fees (as described in Section C of Exhibit B) may be increased annually by MedPlus; however, in no event shall the percentage of any such increase over the preceding year exceed the rise in Consumer Price Index average for such year. All amounts indicated herein are in U.S. dollars. In the event an error in payment is made by Quest Diagnostics hereunder, Quest Diagnostics reserves the right to adjust later payments to MedPlus to compensate for the error, notwithstanding the fact that later payments might be unrelated to those products and/or services for which the erroneous payment was made. In the event that Quest Diagnostics withholds payment for fees, on the basis they are disputed, and it is later determined by the mutual consent of the parties or by a court of competent jurisdiction that the fees were withheld in error, then Quest Diagnostics shall pay the fees no longer subject to dispute, plus interest on such amount, calculated at the Prime Rate in effect, from time to time, as listed in the Money Rates section of the Wall Street Journal.

2. Tax Liability. Fees herein include any and all federal, state or local sales, use, excise or similar taxes or governmental charges or assessments that may be levied on either party as a result of this Agreement or any Transactions arising out of it.

3.        Transaction Fees.  Quest Diagnostics shall pay MedPlus
Transaction Fees in accordance with Exhibit B.

4. Most Favored Nations Pricing. The pricing structure included herein specifically applies to the initial installation in Denver, Colorado. With respect to any further installations of the Licensed Software for Quest Diagnostics, MedPlus represents and warrants that the all fees and amounts charged under this Agreement shall never be greater than those fees and amounts charged by MedPlus, or its successors, to any other clinical laboratory for the same or similar products and/or services, as follows:

(a) In the event that MedPlus enters into an agreement with another clinical laboratory which agreement provides Transaction Fees that are lower or more favorable than those under this Agreement, MedPlus shall adjust any less-favorable Transaction Fees under this Agreement to equal the Effective Rate of the Transaction Fees in such other agreement, as of the date such fees under such other agreement become effective, For purposes hereof, the "Effective Rate" of such other agreement shall equal the quotient of the transaction fees charged to such other laboratory on a particular invoice divided by the total amount of transactions indicated on such invoice. Notwithstanding the foregoing, in the event that the transaction fees under the other agreement are bundled with other fees or amounts, then the parties shall choose a commercially reasonable approach to adjust the Effective Rate.

(b) In the event that MedPlus enters into an agreement with another clinical laboratory which agreement provides any fees or amounts (other than Transaction Fees) that are lower or more favorable than those under this Agreement, MedPlus shall adjust any such less-favorable fees or amounts under this Agreement to equal the fees or amounts under such other agreement. Notwithstanding the foregoing, in the event that any fees or amounts under the other agreement are bundled, then the parties shall choose a commercially reasonable approach to unbundle them and make the appropriate adjustments.

(c) Within sixty (60) days of the beginning of each calendar year of the Term, MedPlus will certify in writing to Quest
Diagnostics that MedPlus is in compliance with the provisions of this Section.

(d) In the event that MedPlus fails to automatically begin charging Quest Diagnostics lower fees as provided in this Section, then, as soon as MedPlus has been notified of such failure or has become aware of such failure, it will pay to Quest Diagnostics the difference between the actual fees charged to Quest Diagnostics and the Effective Rate of fees that should have been charged to Quest Diagnostics, retroactive to the effective date of the lowered fees, plus interest on such amount, calculated at the Prime Rate in effect, from time to time, as listed in the Money Rates section of the Wall Street Journal.

5.        Specific Payment Terms.  Quest Diagnostics shall pay
MedPlus only for Transactions completed, as follows:

(a) Quest Diagnostics will not owe any fee to MedPlus for any Transactions (i) not in accordance with the Performance
Standards or (ii) that did not meet the Transaction
Specifications.

(b) Quest Diagnostics will owe a Transaction fee to MedPlus for any Transaction rejected solely by Quest Diagnostics as a result of Quest Diagnostics own act or omission, so long as the Transaction meets the Performance Standards and the Transaction Specifications.

(c) MedPlus will provide reports and invoices in hard copy, to Quest Diagnostics for all deliverables under this Agreement at the end of each calendar month and shall provide all supporting documentation (transaction detail) to Quest Diagnostics in electronic format with the level of detail agreed to by the parties from time to time.

 (d) Quest Diagnostics will use commercially reasonable efforts to provide written notice to MedPlus of any disputed amounts within ninety (90) days of Quest Diagnostics receipt of MedPlus' invoice.

 6. Expenses. MedPlus shall be responsible for all ordinary and reasonable expenses that it may incur in connection with this Agreement, including any Addenda and/or Exhibits attached hereto. Quest Diagnostics agrees, however, to reimburse MedPlus for any extraordinary expenses previously approved in writing by Quest Diagnostics.


F.  TERM AND TERMINATION.

1. Term of Agreement. The term of this Agreement shall commence upon the Effective Date and shall continue for five years unless otherwise terminated as provided herein (the "Initial Term"). Thereafter, this Agreement will automatically renew for additional one-year terms (any such terms shall be referred to as "Renewal Terms") (the Initial Term and any Renewal Term and the transition period referred to in Section F3(e) shall be referred to collectively as the "Term") unless earlier terminated as provided herein.

2. Term of Licenses. The term of any software license granted hereunder shall commence on the date on which such software is delivered to Quest Diagnostics and shall continue until expiration of the Term.

3.      Termination of Agreement

(a) Either party may terminate this Agreement, with or without cause, at the end of the Initial or any Renewal Term by written notice received by the other party no less than ninety (90) days prior to the end of the then-current term.

(b) If one party breaches any material provision of this Agreement, the non-breaching party may terminate this Agreement, provided that the non-breaching party has given written notice to the other party of the breach and afforded a thirty (30) day cure period. Failure of MedPlus to meet the Performance Standards set forth on Exhibit F, to respond to and/or resolve a Category One problem as defined on Exhibit C or a breach of the Y2K Compliance Warranty that results in a Category One problem as defined on Exhibit C or an alteration of the contents of a Laboratory Order or a Laboratory Results Report shall be deemed a breach of a material provision of this Agreement. Notwithstanding the foregoing, the breaching party shall reimburse the non-breaching party for all incremental costs reasonably incurred by the non-breaching party as a result of such breach, regardless of whether or not the breach is cured within the thirty (30) day cure period. In the event that MedPlus is the breaching party and MedPlus is unable to cure such breach within the thirty (30) day cure period, then Quest Diagnostics shall have the right to avail itself of the remedies contained in Section B7 hereto, as applicable to the relevant Site(s), only.

(c) If one party breaches any other provision of this Agreement, the non-breaching party may terminate this Agreement, provided that the non-breaching party has given written notice to the other party of the breach and afforded a sixty (60) day cure period. Notwithstanding the foregoing, the breaching party shall reimburse the non-breaching party for all incremental costs reasonably incurred by the non-breaching party as a result of such breach, regardless of whether or not the breach is cured with the sixty
(60) day cure period. In the event that MedPlus is the breaching party and MedPlus is unable to cure such breach within the sixty
(60) day cure period, then Quest Diagnostics shall have the right to avail itself of the remedies contained in Section B7 hereto, as applicable to the relevant Site(s), only.

(d) Quest Diagnostics may terminate this Agreement with respect to a particular Site on five (5) days notice if, as a result of an act or omission of MedPlus, the initial implementation of the Interface at such Site is not completed within thirty (30) days of the scheduled due date as mutually agreed by the parties and as specified in the Performance Standards. Within thirty (30) days of the date of the notice of termination herein, MedPlus shall refund to Quest Diagnostics all amounts paid by Quest Diagnostics pursuant to this Agreement for the Integration Services Fee for such Site and Quest Diagnostics will have no further obligation to make any further payments pursuant to this Agreement, for the particular Site.

 (e) Notwithstanding anything in this Agreement to the contrary, upon termination of this Agreement, MedPlus will continue to process Transactions for a period of no less than one hundred twenty (120) days after the date of termination. For each such Transaction, Quest Diagnostics agrees to pay MedPlus the fees then in effect on the date of termination. In addition, during such one hundred twenty (120) day period, the parties shall effect, and shall cooperate with each other in effecting, the orderly and reasonable removal of MedPlus for transmission of Laboratory Orders and/or Laboratory Results Reports in the manner that is least disruptive to such Providers and which allows connectivity between Quest Diagnostics and its Providers to continue uninterrupted. The parties shall jointly develop a removal plan, which will provide a reasonable level of support consistent with Exhibit C of this Agreement to transition Quest Diagnostics off of ChartMaxx. In addition to, and in furtherance of, the foregoing, MedPlus will continue to provide Quest Diagnostics with access to any and all software and equipment used for connectivity, which is necessary to process Transactions during such transition period.

4.        Disposition of Licensed Software upon Termination.
Quest Diagnostics agrees, upon expiration of the Term, to return to MedPlus within 60 days or destroy the Licensed Software and Documentation, and copies thereof. Upon request by MedPlus, Quest Diagnostics agrees to certify in writing as to such destruction or return.

5. Source Code Escrow. MedPlus shall place in escrow, and will regularly update (at least as often as each update, revision, modification, enhancement and/or new version occurs), one electronic copy of the Software source code and Documentation in accordance with the Escrow Agreement attached hereto as Exhibit G, of which Quest Diagnostics shall be a third party beneficiary. In addition to the events triggering release of the Software source code and Documentation specified in Exhibit G hereto, Quest Diagnostics shall be entitled to release of the Software source code and Documentation upon the occurrence of any of the following: (i) MedPlus has a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of MedPlus' property or providing for the liquidation of MedPlus' property or business affairs, (ii) MedPlus has ceased it ongoing business operations in the ordinary course, or has ceased the sale, licensing, maintenance or other support of the Software, or (iii) the occurrence of any other event or circumstance which demonstrates MedPlus' inability or unwillingness to fulfill its obligations to Quest Diagnostics under this Agreement, including, without limitation, the correction of defects in the Software.

G.  MISCELLANEOUS.

1. Limitations on Database Content. MedPlus agrees that, unless otherwise authorized in writing by Quest Diagnostics, it will not store any laboratory data in the Database, or transmit Laboratory Orders or Laboratory Results Reports to or from any Clinical Laboratory via the Database, other than Quest Diagnostics. Notwithstanding the foregoing, MedPlus may transmit only Laboratory Results Reports to any Clinical Laboratory whose primary purpose is to provide diagnostic services for the prevention, diagnosis and treatment of disease and other medical conditions for hospital-based patients. For purposes of this Section, Clinical Laboratory shall mean any clinical laboratory that provides diagnostic services for the prevention, diagnosis and treatment of disease and other medical conditions.

2.        ChartMaxx Reseller Agreement.          MedPlus agrees
that Quest Diagnostics shall have the right to resell the ChartMaxx System under its brand name, and on terms at least as favorable as those provided to MedPlus' then-current ChartMaxx System resellers. At Quest Diagnostics' request, the parties shall negotiate in good faith to define the terms of such agreement.

3. Limitation to Actual Damages/Indemnification. Unless otherwise specifically provided herein, in no event shall either party be liable to the other for lost profits, consequential, exemplary, special, indirect, incidental, or punitive damages, howsoever arising from its performance hereunder and any permitted liability, regardless of the form or forum, shall not exceed the limits of insurance coverage contained in Exhibit H. MedPlus and Quest Diagnostics shall each indemnify, defend and save the other harmless from and against any and all losses, claims, suits, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) based upon, arising out of or attributable to any acts or omissions arising from such party's performance hereunder or otherwise related to this Agreement.
This provision shall survive termination of this Agreement.

4. Insurance. MedPlus agrees to maintain general and professional liability insurance in the amount of its policy coverage, which is $15,000,000 per occurrence and $16,000,000 and $17,000,000, respectively, to cover the acts and omissions of its employees, agents and representatives for services rendered pursuant to this Agreement.

Attached hereto, as Exhibit H, is a current and valid Certificate of Insurance relating to the extent of general and professional liability coverage and naming Quest Diagnostics as an additional insured. MedPlus agrees to keep and to maintain said insurance coverage in full force and effect during the Term of this Agreement. Any modification or alteration in such coverage, by MedPlus, which shall have a material effect on this Section shall be promptly communicated to Quest Diagnostics.

Both parties agree to re-review the scope of MedPlus' insurance coverage one year after the Effective Date of this Agreement, and each year thereafter, in order to determine whether the Transaction level warrants an increase in the amount of such coverage. In the event that the insurance coverage levels are increased by MedPlus at any time during the Term of this Agreement, the indemnification caps contained in Section G3 hereto shall be increased, accordingly.

5. Compliance With Laws. Each party accepts full responsibility for, and will comply with all Applicable Law(s) and industry practices in connection with their respective rights and obligations under this Agreement.

(a) In furtherance and not in limitation of the foregoing, Quest Diagnostics and MedPlus will, from time to time, agree upon certain principles, activities, agreements, standard operating procedures and/or actions (the "SOPs") that one or both parties, as applicable, will follow or undertake to help Quest Diagnostics and/or MedPlus assure its compliance with Applicable Laws and each party will follow any such SOPs applicable to it in the course of conducting its respective business.

(b) MedPlus represents and warrants that in the event that an issue arises, in Quest Diagnostics' reasonable judgment, with respect to compliance with this Section, MedPlus will promptly address such issue and take action to remedy any such issue to the reasonable satisfaction of Quest Diagnostics.

(c) Each party agrees that it will notify the other party of any proposed changes in the notifying party's business practices with respect to electronic data interchange or the provision of network services, as the case may be, that are likely to affect either party or any Provider a reasonable period prior to the proposed implementation of such change or changes and will provide the other party with a reasonable opportunity to review those proposed changes for compliance with this Section prior to implementation. If either party objects to any such proposed changes based on an issue relating to this Section, both parties will work together in good faith to attempt to reach a mutually satisfactory resolution of those issues before such change or changes are implemented.

(d) To the extent reasonably necessary to permit Quest Diagnostics to comply with the Applicable Laws described in this Section, Quest Diagnostics shall have Audit Rights (as defined in Section G6(d)) exercisable from time to time in Quest Diagnostics' discretion, but not more often than once every calendar year, with respect to all of MedPlus' records, books, and other materials that relate to any compliance issues covered by this Section in order for Quest Diagnostics to determine MedPlus' fulfillment of its obligations hereunder or under any separately agreed upon SOPs. When MedPlus enters into agreements with Providers, MedPlus will use commercially reasonable efforts to secure the right for MedPlus and for Quest Diagnostics to audit such Provider's books and records, and other materials and/or to inspect the Provider's premises to assure that any compliance requirements established with such Provider are being satisfied, and, upon request from Quest Diagnostics, MedPlus will permit Quest Diagnostics to exercise such rights.

(e) Effect of Regulatory Changes. In the event any Applicable Law or any Medicare and/or Medicaid payment policies, or any rules or policies of any third-party payor at any time during the term of this Agreement is modified, implemented, threatened to be implemented, or determined by the parties to prohibit, restrict or in any way have a materially adverse effect on the ability of either party to engage in any commercial activity on terms at least as favorable to that party as those reasonably attributable as of the date hereof by virtue of the existence of this Agreement (collectively "Regulatory Changes" and individually a "Regulatory Change"), then the parties to this Agreement shall negotiate in good faith to amend this Agreement to address any issues raised by such Regulatory Changes. If the parties cannot agree on an amendment to this Agreement to address such Regulatory Change(s), and one party will be at risk of substantial damage to its overall business as a result of the impact of such Regulatory Changes on its obligations hereunder, then that party may terminate this Agreement upon ninety (90) days written notice to the other party hereto.

6.  Records and Audit Rights.

(a) MedPlus shall maintain accurate and complete records of all of the following (collectively "Records"): (i) All transmissions and Transactions between Providers and Quest Diagnostics; (ii) licenses under this Agreement; (iii) all other deliverables under this Agreement; (iv) all of the monies charged by MedPlus to Quest Diagnostics, Providers and others under this Agreement, including those applicable to the Most Favored Nation Pricing contained in Section E4 herein; (v) all records and documents relating to the Internet service provider; and (vi) all design documents, source code, flow charts and other technical documentation for the ChartMaxx System, and all other deliverables under this Agreement. All Records shall be considered Confidential Information (as defined herein).

(b) MedPlus shall maintain all records in accordance with both accepted information storage practices and record retention periods in the clinical laboratories industry and in compliance with Applicable Laws, but in no event for less than six (6) years or such longer period as may be required by Applicable Laws or Quest Diagnostics policies as may be adopted from time to time.

(c) In accordance with written guidelines and instructions provided from time to time to MedPlus by Quest Diagnostics, and in accordance with prudent business practice, MedPlus shall maintain the Records with a system of audit trails and controls sufficient to allow Quest Diagnostics to audit such Records under this Agreement and to assure satisfaction of any requirements imposed on Quest Diagnostics by Quest Diagnostics' external auditors, as well as by government officials enforcing Applicable Laws as to both Quest Diagnostics and MedPlus.

(d) "Audit Rights" means the rights of Quest Diagnostics and its representatives to examine the Records of MedPlus that relate to the subject matter of this Agreement, including without limitation the right to:

     (1) examine MedPlus' Records, including without limitations all books and systems of account, records, reports, technical documentation, and other papers, except to the extent that such action would, in the reasonable opinion of MedPlus' counsel, constitute a waiver of the attorney-client privilege or if such Records constitute work-product; and

     (2)  make copies and take extracts from any thereof; and

     (3) to the extent reasonably necessary, and upon prior written notice to MedPlus, discuss the affairs, finances and accounts of MedPlus with MedPlus' officers and independent certified public accountants (and by this provision MedPlus hereby authorizes its certified public accountants to discuss with Quest Diagnostics auditor and its representatives, the finances and accounts of MedPlus as part of any audit relevant to this Agreement); and

      (4) visit MedPlus' premises and inspect MedPlus' Records, at reasonable times and on reasonable notice, during normal business hours; and

      (5) in addition to the grant of Audit Rights pursuant to this Agreement, Quest Diagnostics shall have the right to have any of its agents or employees to audit, in accordance with the Audit Rights, the Records of MedPlus relating to such Transactions, Software, Basic Support services and other deliverables under this Agreement to examine or determine the proper amounts which should have been billed, the amounts that were billed, and the amounts paid under this Agreement, by Quest Diagnostics, Providers or others.

(e) In any exercise of Audit Rights hereunder, including without limitation pursuant to the compliance provisions Quest Diagnostics shall give MedPlus fourteen (14) calendar days' prior notice of any such audit, and shall abide by reasonable MedPlus security and confidentiality procedures during the audit. MedPlus and Quest Diagnostics agree that any security and confidentiality procedures, which unduly burden, delay or interfere with Quest Diagnostics' Audit Rights, shall be deemed to be unreasonable for the purposes of this Agreement. MedPlus agrees to make a good faith attempt to obtain access to any third party's books and records that are directly pertinent to MedPlus' performance under this Agreement and that are subject to confidentiality between MedPlus and such third parties. Quest Diagnostics and MedPlus shall each bear their own costs associated with such audit. If the audit reveals an overpayment by Quest Diagnostics to MedPlus, MedPlus shall promptly refund such overpayment to Quest Diagnostics. If the audit reveals an underpayment by Quest Diagnostics, Quest Diagnostics shall promptly pay to MedPlus the amount of such underpayment.

7. Assignment/Delegation/Subcontracting. This Agreement is not assignable or otherwise transferable in whole or in part (by operation of law or otherwise) by either party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Quest Diagnostics shall be entitled to assign this Agreement and its rights hereunder to a Quest Diagnostics Affiliate upon notice to MedPlus. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns. Each party reserves the right to terminate this Agreement after a change in the direct or indirect controlling interest of the other party, if the controlling interest is held by a competitor of the non-assigning party, or if, in the non-assigning party's reasonable discretion, the change adversely affects the non-assigning party's rights, goodwill, client relationships, proprietary information or competitive position in a material respect. In the event that MedPlus merges with, acquires, or is acquired by another company with which Quest Diagnostics has an agreement for products and/or services similar to those provided hereunder, Quest Diagnostics at its discretion shall have the option of choosing to continue the terms and conditions of this Agreement for the benefit of all Providers under this Agreement. With respect to any permitted assignment or other permitted transfer, the parties agree that they shall otherwise remain bound to the terms and conditions of this Agreement, and any assignor or transferee shall remain bound by all the terms and conditions of this Agreement, including, without limitation, the confidentiality, compliance with laws and patient data provisions of this Agreement. Any attempted assignment or other transfer not in compliance with the terms of this Section shall be void and shall be deemed a material breach of this Agreement. In addition, except as provided on Exhibit I, MedPlus may not delegate or otherwise subcontract any of its material obligations hereunder without the prior written consent of Quest Diagnostics, which consent may not be unreasonably withheld. Notwithstanding anything herein to the contrary, in the event that there shall be a permitted assignment, delegation or subcontract pursuant to the terms of this Agreement, unless all of a party's obligations hereunder are assigned in accordance herewith, the original party to this Agreement shall remain primarily liable under the terms of this Agreement. The parties expressly agree that MedPlus may continue in the ordinary course of its business to subcontract certain software development projects related to the ChartMaxx System.

8. Amendment. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by a duly authorized representative of the party to be bound thereby.

9. Notices. All notices will have been properly given hereunder when delivered in person or mailed via certified mail, return receipt requested, or via nationally recognized overnight courier to the addresses indicated in the first paragraph hereof. Notices shall be sent to the following addresses:
If to Quest Diagnostics:         Quest Diagnostics Incorporated
                                 One Malcolm Avenue
                                 Teterboro, NJ  07608
                                 Attn:  President, Quest
                                        Diagnostics Ventures
                                 Attn:  Chief Information Officer

        with a copy to:          Quest Diagnostics Incorporated
                                 One Malcolm Avenue,
                                 Teterboro, New Jersey 07608
                                 Attn:  General Counsel

If to MedPlus:                   MedPlus, Inc.
                                 8805 Governor's Hill Drive,
                                 Ste. 100
                                 Cincinnati, OH  45249
                                 Attn:  General Counsel


10. Corporate Authority/Resources. Each of the parties hereby warrants and represents that it has full corporate power and authority to enter into this Agreement without the consent of any other person, organization or other entity and that this Agreement represents the valid and binding agreement of such party enforceable in accordance with its terms as executed by the party signing below on its behalf.

11. Severability. The invalidity in whole or in part of any provision of this Agreement shall not affect the validity of any other provision. In the event that a court of competent jurisdiction determines that any part or provision of this Agreement is unlawful or unenforceable, then such part or provision shall be revised as appropriate to make it lawful and enforceable.

12. Survival. Notwithstanding any termination or expiration of this Agreement, the provisions of this Agreement, which by their nature or context are intended or required to survive such expiration or termination, shall survive and remain in full force and effect in accordance with their terms.

13. Choice of Law. The rights and obligations of the parties hereto shall be construed under and be governed in all respects by the internal laws of the State of Ohio excluding any provisions of law governing conflicts of law.

14. Entire Agreement. This Agreement, along with all Exhibits and addenda hereto, contains the entire agreement between the parties with respect to the subject matter hereof. All previous and collateral agreements, representations, warranties and promises regarding the subject matter hereof are superseded by this Agreement. Any representation, promise or condition not incorporated in this Agreement shall not be binding on either party.

15. Uncontrollable Circumstances. If the performance of any part of this Agreement by MedPlus or Quest Diagnostics is prevented or delayed by acts of civil or military authority, flood, fire, epidemic, war or riot, or other acts beyond the reasonable control of either party, the party affected shall be excused from such performance only during the continuance of any such event. Breach of the Y2K Compliance Warranty by MedPlus shall not be considered a force majeure.

16. Independent Contractor. It is understood that MedPlus' and its agents' services hereunder are to be rendered in the capacity of an independent contractor of Quest Diagnostics, and that neither MedPlus nor its agents are in any respect or under any circumstances employees of Quest Diagnostics. Neither party has authority to enter into contracts or assume any obligations for or on behalf of the other party or to make any warranties or representations for or on behalf of the other party.

17.         Disclosure of Customer Status/Public Representations.
During the License Term and thereafter, MedPlus shall not represent itself to be owned or controlled by Quest Diagnostics or as authorized to represent Quest Diagnostics or to obligate Quest Diagnostics with respect to any matters not expressly provided herein. MedPlus may represent to the general public or to any person that it is an independent contractor affiliated with Quest Diagnostics, and shall do so if reasonably necessary to clarify any misunderstanding by the general public of the relationship of the parties. However, neither party, its employees, agents and/or representatives shall originate any publicity, news release, or other public announcement, whether written or oral, relating to the terms to performance hereof, without the prior written approval of the other party hereto. Additionally, neither party shall use the name, trademarks, service marks or logos of the other party, without the prior written consent of such party. Notwithstanding anything herein to the contrary, Quest Diagnostics agrees to use its best efforts to work with MedPlus within two weeks following the effective date to approve a press release regarding the general nature of this Agreement, and that at any time MedPlus may disclose to third parties the fact that Quest Diagnostics is a client or customer of MedPlus.

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the Effective Date.

QUEST DIAGNOSTICS INCORPORATED      MEDPLUS, INC.


By:   /s/ Vijay Aggarwal            By:  /s/ Philip S. Present II
Name:  Vijay Aggarwal               Name: Philip S. Present II
Title: President Ventures           Title: Chief Operating Officer